UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 10, 2011

Freescale Semiconductor Holdings I, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	333-141128-05	98-0522138
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6501 William Cannon Drive West, Austin, Texas		78735
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-895-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 10, 2011, in connection with the closing of the previously announced offering of $750 million aggregate principal amount of 8.05% senior unsecured notes due 2020, Freescale delivered to the holders of its 9⅛%/9⅞% Senior PIK-Election Notes due 2014 (the "Toggle Notes") and its 8⅞% Senior Fixed Rate Notes due 2014 (the "Fixed Rate Notes") notice that it will redeem $161,786,017 aggregate principal amount of the Toggle Notes and $588,214,000 aggregate principal amount of the Fixed Rate Notes. The redemption date is July 11, 2011 (the "Redemption Date"). The redemption price for the Toggle Notes is 104.563% of the outstanding aggregate principal amount of the Toggle Notes being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date. The redemption price for the Fixed Rate Notes is 104.438% of the outstanding aggregate principal amount of the Fixed Rate Notes being redeemed, plus accrued and unpaid interest to, but not including, the Redemption Date. The Fixed Rate Notes shall be redeemed pro rata in amounts of $2,000 or whole multiples of $1,000 in excess thereof, and no Fixed Rate Note of less than $2,000 shall be redeemed. Upon surrender of a Fixed Rate Note, a new Fixed Rate Note or Fixed Rate Notes in principal amount equal to the unredeemed portion of the original Fixed Rate Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Fixed Rate Notes upon cancellation of the original Fixed Rate Note. On the Redemption Date, no Toggle Notes will remain outstanding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freescale Semiconductor Holdings I, Ltd.

June 10, 2011	By:	/s/ Dathan C. Voelter

Name: Dathan C. Voelter
Title: Assistant Secretary